Exhibit 99.1

News Release
For Immediate Release: November 7, 2024
H&R Block Reports Fiscal 2025 First Quarter Results
— Revenue Increased 5% —
— Repurchased $210 Million of Shares —
— Reaffirms Full Year Outlook —
KANSAS CITY, Mo. - H&R Block, Inc. (NYSE: HRB) (the "Company") today released financial results1 for its fiscal 2025 first quarter ended September 30, 2024.
"We had a good start to the year and I am pleased with our performance in the quarter," said Jeff Jones, president and chief executive officer. "We are reaffirming our fiscal 2025 outlook and our team is focused on operational and technical enhancements to improve the client experience in office and online."
Fiscal 2025 First Quarter Results and Key Financial Metrics
"We delivered revenue growth of 5% and continued our share repurchase program, buying approximately $210 million in the quarter," said Tiffany Mason, chief financial officer. "We are on track for the year and believe we are well positioned to deliver results."
For the first quarter, the Company delivered total revenue of $193.8 million, an increase of $10.0 million, or 5%, versus the prior year. The increase was primarily due to higher company office volumes and a higher net average charge in the Assisted category combined with higher international tax preparation revenues.
Total operating expenses of $422.1 million increased by $32.0 million, primarily due to higher tax professional wages in the U.S. and international as a result of higher tax return volume, higher corporate wages, and an increase in legal expenses in the current year.
Pretax loss increased by $19.9 million to $232.3 million.
Loss per share from continuing operations2 increased to $(1.23) from $(1.11) and adjusted loss per share from continuing operations2 increased to $(1.17) from $(1.05), due to a higher pretax loss and fewer shares outstanding as a result of share repurchases.
Capital Allocation
The Company reported the following related to its capital structure:
•As previously announced, a quarterly cash dividend of $0.375 per share is payable on January 6, 2025 to shareholders of record as of December 5, 2024. H&R Block has paid quarterly dividends consecutively since the Company became public in 1962.
•Repurchased and retired 3.3 million shares at an aggregate price of $209.6 million, or $63.51 per share in the first quarter.
1All amounts in this release are unaudited. Unless otherwise noted, all comparisons refer to the current period compared to the corresponding prior year period.
2All per share amounts are based on fully diluted shares at the end of the corresponding period. The Company reports non-GAAP financial measures of performance, including adjusted earnings per share (EPS), earnings before interest, tax, depreciation, and amortization (EBITDA) from continuing operations, free cash flow, and free cash flow yield, which it considers to be useful metrics for management and investors to evaluate and compare the ongoing operating performance of the Company. See "About Non-GAAP Financial Information" below for more information regarding financial measures not prepared in accordance with generally accepted accounting principles (GAAP).

•The Company has approximately $1.3 billion remaining on its $1.5 billion share repurchase program. The repurchase program does not have an expiration date.
Since 2016, the Company has returned more than $4.1 billion to shareholders in the form of dividends and share repurchases, buying back over 41% of its shares outstanding3.
Fiscal Year 2025 Outlook Reaffirmed
The Company continues to expect:
•Revenue to be in the range of $3.69 to $3.75 billion.
•EBITDA4 to be in the range of $975 million to $1.02 billion.
•Effective tax rate to be approximately 13%, resulting in a one-time benefit to EPS of approximately 50 cents.
•Adjusted Diluted Earnings Per Share4 to be in the range of $5.15 to $5.35.
Conference Call
The Company will host a conference call for analysts and investors to discuss first quarter 2025 results at 4:30 p.m. ET on Thursday, November 7, 2024. To join live, participants must register at https://register.vevent.com/register/BI46d8067507a543a1803367b08bae03f8. Once registered, the participant will receive a dial-in number and unique PIN to access the call. Please join approximately 5 minutes prior to the scheduled start time.
The call, along with a presentation for viewing, will also be webcast in a listen-only format for the media and general public. The webcast can be accessed directly at https://edge.media-server.com/mmc/p/qdeqpgfd and will be available for replay 2 hours after the call is concluded and continuing for 90 days.
About H&R Block
H&R Block, Inc. (NYSE: HRB) provides help and inspires confidence in its clients and communities everywhere through global tax preparation services, financial products, and small-business solutions. The company blends digital innovation with human expertise and care as it helps people get the best outcome at tax time, and be better with money using its mobile banking app, Spruce. Through Block Advisors and Wave, the company helps small-business owners thrive with year-round bookkeeping, payroll, advisory, and payment processing solutions. For more information, visit H&R Block News.
About Non-GAAP Financial Information
This press release and the accompanying tables include non-GAAP financial information. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with generally accepted accounting principles, please see the section of the accompanying tables titled "Non-GAAP Financial Information."
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "commits," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the
3Shares outstanding calculated as of April 30, 2016.
4Adjusted Diluted EPS and EBITDA from continuing operations are non-GAAP financial measures. Future period non-GAAP outlook includes adjustments for items not indicative of our core operations, which may include, without limitation, items described in the below section titled “Non-GAAP Financial Information” and in the accompanying tables. Such adjustments may be affected by changes in ongoing assumptions and judgments, as well as nonrecurring, unusual, or unanticipated charges, expenses or gains, or other items that may not directly correlate to the underlying performance of our business operations. The exact amounts of these adjustments are not currently determinable but may be significant. It is therefore not practicable to provide the comparable GAAP measures or reconcile this non-GAAP outlook to the most comparable GAAP measures.

future are forward-looking statements. They may include estimates of revenues, client trajectory, income, effective tax rate, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure, market share, industry volumes or other financial items, descriptions of management’s plans or objectives for future operations, products or services, or descriptions of assumptions underlying any of the above. They may also include the expected impact of external events beyond the Company’s control, such as outbreaks of infectious disease, severe weather events, natural or manmade disasters, or changes in the regulatory environment in which we operate. All forward-looking statements speak only as of the date they are made and reflect the Company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data or methods, future events or other changes, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to a variety of economic, competitive and regulatory factors, many of which are beyond the Company's control, that are described in our Annual Report on Form 10-K for the most recently completed fiscal year in the section entitled "Risk Factors" and additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. You may get such filings for free at our website at https://investors.hrblock.com. In addition, factors that may cause the Company’s actual estimated effective tax rate to differ from estimates include the Company’s actual results from operations compared to current estimates, future discrete items, changes in interpretations and assumptions the Company has made, future actions of the Company, or increases in applicable tax rates in jurisdictions where the Company operates. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

For Further Information

Investor Relations:	Michaella Gallina, (816) 854-3022, michaella.gallina@hrblock.com
Jordyn Eskijian, (816) 854-5674, jordyn.eskijian@hrblock.com
Media Relations:	Teri Daley, (816) 854-3787, teri.daley@hrblock.com
Media Desk, mediadesk@hrblock.com

TABLES FOLLOW

FINANCIAL RESULTS	(unaudited, in 000s - except per share amounts)
	Three months ended September 30,
	2024	2023
REVENUES:
U.S. tax preparation and related services:
Assisted tax preparation	$42,963	$39,263
Royalties	5,852	5,701
DIY tax preparation	3,236	3,848
Refund Transfers	860	1,142
Peace of Mind® Extended Service Plan	23,097	24,847
Tax Identity Shield®	3,909	4,580
Other	13,809	10,980
Total U.S. tax preparation and related services	93,726	90,361
Financial services:
Emerald Card® and SpruceSM	8,826	8,633
Interest and fee income on Emerald Advance®	—	298
Total financial services	8,826	8,931
International	64,855	60,565
Wave	26,403	23,943
Total revenues	$193,810	$183,800
Compensation and benefits:
Field wages	68,094	62,435
Other wages	77,335	72,098
Benefits and other compensation	38,754	35,248
	184,183	169,781
Occupancy	101,318	99,285
Marketing and advertising	9,972	5,481
Depreciation and amortization	28,831	30,225
Bad debt	2,730	4,798
Other	95,107	80,556
Total operating expenses	422,141	390,126
Other income (expense), net	11,917	9,836
Interest expense on borrowings	(15,847)	(15,870)
Pretax loss	(232,261)	(212,360)
Income tax benefit	(60,840)	(49,487)
Net loss from continuing operations	(171,421)	(162,873)
Net loss from discontinued operations	(1,155)	(609)
Net loss	$(172,576)	$(163,482)
BASIC AND DILUTED LOSS PER SHARE:
Continuing operations	$(1.23)	$(1.11)
Discontinued operations	(0.01)	(0.01)
Consolidated	$(1.24)	$(1.12)
WEIGHTED AVERAGE DILUTED SHARES	139,154	146,273
Adjusted diluted EPS (1)	$(1.17)	$(1.05)
EBITDA (1)	$(187,583)	$(166,265)

(1) All non-GAAP measures are results from continuing operations. See "Non-GAAP Financial Information" for a reconciliation of non-GAAP measures.

CONSOLIDATED BALANCE SHEETS	(unaudited, in 000s - except per share data)
As of	September 30, 2024	June 30, 2024

ASSETS
Cash and cash equivalents	$415,860	$1,053,326
Cash and cash equivalents - restricted	23,157	21,867
Receivables, net	69,929	69,075
Prepaid expenses and other current assets	102,657	95,208
Total current assets	611,603	1,239,476
Property and equipment, net	135,533	131,319
Operating lease right of use assets	426,990	461,986
Intangible assets, net	256,053	264,102
Goodwill	792,195	785,226
Deferred tax assets and income taxes receivable	261,384	271,658
Other noncurrent assets	66,209	65,043
Total assets	$2,549,967	$3,218,810
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Accounts payable and accrued expenses	$161,620	$155,830
Accrued salaries, wages and payroll taxes	58,294	105,548
Accrued income taxes and reserves for uncertain tax positions	205,470	318,830
Operating lease liabilities	189,432	206,070
Deferred revenue and other current liabilities	181,069	191,050
Total current liabilities	795,885	977,328
Long-term debt	1,491,621	1,491,095
Deferred tax liabilities and reserves for uncertain tax positions	296,370	291,063
Operating lease liabilities	247,062	265,373
Deferred revenue and other noncurrent liabilities	87,094	103,357
Total liabilities	2,918,032	3,128,216
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock, no par, stated value $.01 per share	1,676	1,709
Additional paid-in capital	744,076	762,583
Accumulated other comprehensive loss	(42,728)	(48,845)
Retained earnings (deficit)	(424,548)	12,654
Less treasury shares, at cost	(646,541)	(637,507)
Total stockholders' equity (deficiency)	(368,065)	90,594
Total liabilities and stockholders' equity	$2,549,967	$3,218,810

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS	(unaudited, in 000s)
Three months ended September 30,	2024	2023

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(172,576)	$(163,482)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	28,831	30,225
Provision for credit losses	1,024	1,098
Deferred taxes	19,006	(37,757)
Stock-based compensation	8,727	7,550
Changes in assets and liabilities, net of acquisitions:
Receivables	1,029	4,981
Prepaid expenses, other current and noncurrent assets	8,836	6,396
Accounts payable, accrued expenses, salaries, wages and payroll taxes	(66,017)	(71,202)
Deferred revenue, other current and noncurrent liabilities	(27,025)	(42,657)
Income tax receivables, accrued income taxes and income tax reserves	(129,397)	(70,301)
Other, net	(1,019)	160
Net cash used in operating activities	(328,581)	(334,989)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(18,735)	(12,916)
Payments made for business acquisitions, net of cash acquired	(5,901)	(6,919)
Franchise loans funded	(7,109)	(5,380)
Payments from franchisees	211	937
Other, net	5,140	388
Net cash used in investing activities	(26,394)	(23,890)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(44,653)	(42,953)
Repurchase of common stock, including shares surrendered	(238,376)	(150,442)
Other, net	(1,421)	(1,803)
Net cash used in financing activities	(284,450)	(195,198)
Effects of exchange rate changes on cash	3,249	(3,679)
Net decrease in cash and cash equivalents, including restricted balances	(636,176)	(557,756)
Cash, cash equivalents and restricted cash, beginning of period	1,075,193	1,015,316
Cash, cash equivalents and restricted cash, end of period	$439,017	$457,560
SUPPLEMENTARY CASH FLOW DATA:
Income taxes paid, net (includes payments for purchased investment tax credits)	$48,343	$58,337
Interest paid on borrowings	19,792	19,792
Accrued additions to property and equipment	6,341	3,316
New operating right of use assets and related lease liabilities	21,861	38,468
Accrued dividends payable to common shareholders	52,307	46,901
Accrued purchase of common stock	7,131	10,003

(in 000s)
	Three months ended September 30,
NON-GAAP FINANCIAL MEASURE - EBITDA	2024	2023

Net loss - as reported	$(172,576)	$(163,482)
Discontinued operations, net	1,155	609
Net loss from continuing operations - as reported	(171,421)	(162,873)
Add back:
Income tax benefit	(60,840)	(49,487)
Interest expense	15,847	15,870
Depreciation and amortization	28,831	30,225
	(16,162)	(3,392)
EBITDA from continuing operations	$(187,583)	$(166,265)

(in 000s, except per share amounts)
	Three months ended September 30,
NON-GAAP FINANCIAL MEASURE - ADJUSTED EPS	2024	2023

Net loss from continuing operations - as reported	$(171,421)	$(162,873)
Adjustments:
Amortization of intangibles related to acquisitions (pretax)	11,128	12,555
Tax effect of adjustments (1)	(2,645)	(2,936)
Adjusted net loss from continuing operations	$(162,938)	$(153,254)
Diluted loss per share from continuing operations - as reported	$(1.23)	$(1.11)
Adjustments, net of tax	0.06	0.06
Adjusted diluted loss per share from continuing operations	$(1.17)	$(1.05)

(1)Tax effect of adjustments is the difference between the tax provision calculated on a GAAP basis and on an adjusted non-GAAP basis.
Non-GAAP Financial Information
Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Because these measures are not measures of financial performance under GAAP and are susceptible to varying calculations, they may not be comparable to similarly titled measures for other companies.
We consider our non-GAAP financial measures to be performance measures and a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business. We make adjustments for certain non-GAAP financial measures related to amortization of intangibles from acquisitions and goodwill impairments. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.
We measure the performance of our business using a variety of metrics, including earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations, adjusted EBITDA from continuing operations, adjusted diluted earnings per share from continuing operations, free cash flow, and free cash flow yield. We also use EBITDA from continuing operations and pretax income from continuing operations, each subject to permitted adjustments, as performance metrics in incentive compensation calculations for our employees.